Exhibit 99.1

PRESS RELEASE

Dated:  February 8, 2006

FOR IMMEDIATE DISTRIBUTION

CONTACT: Ronald E. Baron

         Senior Vice President and Chief Financial Officer

         Voice: 434-292-8100  E-mail: ron.baron@greatbanksva.com

Citizens Bancorp of Virginia Announces

25% Increase in Earnings for 2005

(Blackstone, Virginia)   Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, announced earnings for 2005 of $3.1 million, or $1.27 per share, compared to $2.47 million or $1.01 per share for 2004, an increase of $609,000, or 24.6%. Assets as of December 31, 2005 were $273.2 million, a decrease of $7.8 million compared to $281.0 million at December 31, 2004. The company reported fourth quarter 2005 earnings of $880.9 thousand, an increase of $585.9 thousand, or nearly a three-fold increase from fourth quarter 2004. Earnings for the fourth quarter 2004 were impacted by providing additional loan loss reserves in the amount of $663 thousand relating to deteriorating commercial loan credits during that quarter. For 2005, the Company’s Return on Average Assets was 1.13%, an increase from .90% for 2004, and Return on Average Shareholders’ Equity of 9.32%, up from 7.59% from the year earlier.

The company reported an increase of $2.2 million in loans, from $198.2 million as of December 31, 2004 to $200.4 million as of December 31, 2005.  Real estate lending totaled $156.2 million as of December 31, 2005, an increased $4.1 million compared to the $152.1 million as of December 31, 2004. Commercial real estate lending increased $5 million, while residential real estate lending decreased by nearly $900 thousand as of December 31, 2005 when compared to the year-earlier period. Non-real estate, commercial lending declined by $2.4 million and consumer lending increased by $442 thousand between December 31, 2004 and December 31, 2005. ”One of the Company’s objectives for 2005 was to grow loans while maintaining the overall asset quality of the portfolio and providing a reasonable return for our shareholders”, according to Joseph D. Borgerding, President and CEO of the Company.

Mr. Borgerding added, “Management and the Board agreed that raising the level of the loan-to-deposit ratio was one of the goals for 2005 and this was achieved by growing loans and reducing our level of expensive public funds and non-core deposits.”  The loan-to-deposit ratio at December 31, 2005 was 85.9%, an increase of 6.4% from the 80.7% at

December 31, 2004. At year-end 2005, total deposits were $233.3 million, a decline of $12.4 million from the $245.7 million at December 31, 2004. The shedding of approximately $11 million in non-core, public funds time deposit accounts makes up for the majority of the year-to-year decrease. “As a community bank, our focus is on core deposit relationships and this is what we achieved in repositioning our deposit base,” according to Mr. Borgerding.

Net Interest Income for 2005 increased $483 thousand over 2004, an increase of 4.9%, while the Provision for Loan Losses for 2005 was $495 thousand lower than 2004 at $208 thousand. Total Non-interest Income, excluding gains on sale of loans, investments, and other real estate owned totaled $2 million for 2005, a $152 thousand increase from the year earlier period. Significant contributing factors included deposit account fees, and ATM fees.

Non-interest Expense increased $72 thousand, or .89% for the twelve months ending December 31, 2005 compared to the same period for 2004. “The Company provided excellent results in this area, during 2005, due to a number of factors including the Board’s restructuring of management, lower legal fees, and an overall philosophy to control expense growth,” commented Mr. Borgerding. Adding further, “I am proud of the response by the Bank’s staff for helping in controlling expenses, without sacrificing excellent customer service standards.”

On April 15, 2005, the Company opened its tenth banking office located at 497 Southpark Circle in Colonial Heights, Virginia. “The performance (for this new banking location) has exceeded our expectations. We appreciate the support from the greater Colonial Heights community and look forward to continued growth in this important market.” stated Mr. Borgerding. The Colonial Heights Banking Office is the Company’s second banking office in the Richmond Metropolitan area joining the Chesterfield Office located at 10001 Courtview Lane, Chesterfield, Virginia.

Citizens Bank and Trust Company, was founded in 1873 and is the second oldest independent bank in Virginia. The bank has nine offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC BB under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.greatbanksva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, as filed with the Securities and Exchange Commission.